Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend	January 22, 2019

Derby, Vermont	For immediate release

For more information, contact: Kathy Austin, President and CEO at (802) 334-7915

Community Bancorp. has reported consolidated earnings for the fourth quarter ended December 31, 2018, of $2,142,603 or $0.41 per share compared to $1,524,619 or $0.29 per share for the fourth quarter of 2017. The Company’s earnings of $8,397,532 or $1.61 per share for the full year compares to $6,231,298 or $1.21 per share in 2017.

Total assets for the Company at year-end 2018 were $720,347,498 compared to $667,045,595 at year-end 2017, an increase of 7.99%. The increase in assets was due to an increase in loans of $28.5 million and an increase in overnight deposits of $21.1 million, with the increase in loans continuing to be attributable to growth in commercial loans. On December 31, 2018 loans totaled $531,383,494 compared to $502,864,651 on December 31, 2017, an increase of 5.67%. Funding for the increase in earning assets was from an increase in deposits of $48.2 million.

The increase in the loan portfolio, along with increases in interest rates, resulted in an increase in interest income of $772,330, or 11.0%, for the fourth quarter and an increase of $2,673,654, or 10.1%, for the year. The increase in rates also had a significant impact on the larger deposit base with an increase in interest expense of $669,412, or 84.9% for the quarter and $1,416,698, or 46.2%, year to date. This resulted in an increase in net interest income of 102,918, or 1.7% for the quarter and $1,256,956, or 5.4%, year to date. Further contributing to the Company’s results was an increase in noninterest income of $169,488, or 12.3%, for the quarter and $596,916, or 10.7% year to date. The year to date increase in noninterest income is partly attributable to a one-time gain on sale of property of $263,118 which was directly related to the sale of a condominium unit to the Company’s affiliate, CFSG. Prior to the sale, CFSG rented this unit since its formation in 2002.

Total noninterest expense increased $485,082, or 10.3% for the quarter and $728,703, or 3.8% year to date. These increase were mostly due to increases in Salaries and wages of $238,866, or 14.0%, for the fourth quarter and $430,628, or 6.4%, year over year. These increases were mostly due to a one-time bonus paid to all employees, except the executive officers, as well as a $0.25 increase per hour to all employees, other than the executive officers. The bonus was paid, and the increase was effective, in September 2018.
Also contributing to the increase in noninterest expense was an increase to Employee benefits, due to increases in the cost of the employee health insurance plan, of $156,871, or 24.9%, for the quarter and $231,988, or 8.8%, for the year when compared to the prior year comparison periods.

Further contributing to the Company’s financial performance was the reduction in the federal corporate tax rate to 21% under the 2017 Tax Act resulting in a decrease in income tax expense of $840,660, or 70.7% for the fourth quarter and $1,171,065, or 40.3%, for the year compared to the same period in 2017.

Capital grew to $62,603,711 with a book value of $11.72 per share on December 31, 2018 compared to $57,935,854 with a book value of $10.84 per share on December 31, 2017.

In commenting on the Company’s earnings, Chief Executive Officer Kathy Austin said “While the Company benefited from the reduction in the tax rate and rising interest rates in 2018, our good results are largely generated by fundamental community banking activities. Our team’s commitment to supporting our communities and meeting the needs of our customers drives continued growth in both our loans and deposits. I am pleased to report a Return on Average Assets of 1.36% for the year ended December 31, 2018, compared to 1.05% for the prior year. Kudos to our entire team for these results.”

As previously announced, the Company has declared a quarterly cash dividend of $0.19 per share payable February 1, 2019 to shareholders of record as of January 15, 2019.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs. Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.